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                                                                       EXHIBIT 5
                     [LETTERHEAD OF SHANLEY & FISHER, P.C.]





                                  June 9, 1995





Church & Dwight Co., Inc.
469 North Harrison Street
Princeton, New Jersey  08543-5297

     Re:  Church & Dwight Co., Inc.
          1994 Incentive Stock Option Plan

Gentlemen:

     We have acted as special counsel for Church & Dwight Co., Inc. (the "Company") in connection with the Registration Statement on Form S-8 to be filed by the Company with the Securities and Exchange Commission (such registration statement being hereinafter referred to as the "Registration Statement"). The Registration Statement covers the issuance and sale of up to 1,000,000 shares of Common Stock, par value $1.00 per share (the "Common Stock"), of the Company pursuant to the Company's 1994 Incentive Stock Option Plan.

     We advise you that in our opinion:

     1. The Company is a corporation duly incorporated and validly existing under the laws of the State of Delaware; and

     2. The shares of Common Stock which have been registered, when sold in the manner and for the consideration contemplated by the Registration Statement, will be legally issued, fully paid and non-assessable.
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Church & Dwight Co., Inc.
June 9, 1995
Page 2




     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus, which is made a part of the Registration Statement.

                                   Very truly yours,



                                   SHANLEY & FISHER, P.C.